Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2005, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Aphton Corporation for the registration of 21,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 8, 2005